Exhibit 10.2

VIA EMAIL DELIVERY

Celina Mikolajczak

Dear Celina:

This letter confirms that your employment with QuantumScape Corporation and QuantumScape Battery Inc. (jointly the “Company”) is being terminated effective June 6, 2022 (the “Separation Date”). Your final paycheck, which includes payment for all of your accrued, but unused, paid time off, will be deposited directly into your designated bank account on the Separation Date.

Your health insurance benefits will continue until June 30, 2022. Thereafter, you will have the right to continue your health insurance benefits under COBRA. You will be receiving COBRA notices and other relevant forms under separate cover.

In exchange for your execution and non-revocation of the enclosed Separation Agreement and Release (the “Separation Agreement”), the Company has agreed to provide you with the consideration set forth therein. Please review the enclosed Separation Agreement carefully, and feel free to ask any questions or to consult with your own attorney. Should you decide not to sign the Separation Agreement or you timely revoke your execution, you will receive only your final paycheck, and not the severance benefits set forth in the Separation Agreement. If you do sign the Separation Agreement, please return the agreement to me no later than June 8, 2022.

In addition, regardless of whether you sign the Separation Agreement, you are required to continue to abide by the terms of the Company’s At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement (the “Confidentiality Agreement”) that you signed. Another copy of this agreement is enclosed with this letter. Please note that nothing in the Confidentiality Agreement limits or prohibits you from engaging in any Protected Activity, as defined in the enclosed, proposed Separation Agreement.

You are required to return all Company property, including, but not limited to, confidential and proprietary information, on the last day of your employment (with the exception of the Company’s employee handbook and personnel records about yourself, which you may keep).

Thank you for your service to the Company, and we wish you the best of luck in the future.

Sincerely,

/s/Michael McCarthy

Michael McCarthy

Chief Legal Officer and Head of Corporate

Development

Enclosures:

California’s Programs for the Unemployed (Notice and DE 2320)

Notice to Employee of Change In Relationship

HIPP Notice

401(k) Termination Information

Confidentiality Agreement

Separation Agreement

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made by and among Celina Mikolajczak (“Employee”), QuantumScape Corporation and QuantumScape Battery Inc. (jointly the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, Employee was employed by the Company;

WHEREAS, Employee signed an offer letter with the Company on May 20, 2021 (the “Offer Letter”);

WHEREAS, Employee signed an At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement with the Company on May 20, 2021 (the “Confidentiality Agreement”);

WHEREAS, Employee signed a Change in Control and Severance Agreement with the Company on May 20, 2021 (the “CIC Agreement”);

WHEREAS, Employee signed an Indemnification Agreement with the Company on April 12, 2021 (the “Indemnification Agreement”);

WHEREAS, the Company granted Employee the following equity awards: (i) 6,194 Restricted Stock Units on April 13, 2021 pursuant to Employee’s appointment as a non-employee member of the Company’s board of directors, all of which were unvested and terminated on May 21, 2021 upon Employee’s resignation from the board of directors to subsequently transition to full-time employment with the Company starting July 19, 2021, (ii) 85,251 Restricted Stock Units subject to a Restricted Stock Unit Agreement dated August 5, 2021 (the “Aug 2021 RSU Agreement”), (iii) a non-qualified option to purchase 839,913 shares of Class A Common Stock of the Company subject to a Stock Option Agreement dated December 16, 2021 (the “EPA Option Agreement”), (iv) 61,919 Restricted Stock Units subject to a Restricted Stock Unit Agreement dated February 17, 2022 (the “Feb 2022 RSU Agreement”), and (v) 123,839 Restricted Stock Units subject to a Restricted Stock Unit Agreement dated March 3, 2022 (the “Mar 2022 RSU Agreement”), in each foregoing case subject to the terms and conditions of the Company’s 2020 Equity Incentive Plan (each defined equity agreement and the 2020 Equity Incentive Plan collectively referenced as the “Stock Agreements”);

WHEREAS, Employee separated from employment with the Company effective June 6, 2022 (the “Separation Date”); and

WHEREAS, the Parties wish to resolve any and all present disputes, claims, complaints, grievances, charges, actions, petitions, and demands that each Party may have against the other Party and that Employee may have against the other Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Employee’s employment with or separation from the Company.

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:

COVENANTS

1.
Consideration.

a)
Payment. The Company agrees to pay Employee a total of Two Hundred and Twenty-Five Thousand Dollars ($225,000), less applicable withholdings at the state and federal supplemental rates, within five (5) business days after the Effective Date (defined below) of this Agreement. This amount represents the equivalent of six (6) months of Employee’s current base salary. Employee understands and agrees that Employee is not due any bonus severance under the CIC Agreement.
b)
Scientific Advisory Board. Employee and QuantumScape Battery, Inc. agree to enter concurrently into the Scientific Advisory Board Agreement attached hereto as Exhibit A (the “SAB Agreement”), which shall be effective as of the Separation Date such that there will be no break in services provided by Employee, subject to Section 26 below. By entering into the SAB Agreement, Employee will continue to vest without interruption in the equity award under the Aug 2021 RSU Agreement so long as the SAB Agreement remains in effect and subject to the other terms and conditions set forth therein.
c)
COBRA. The Company shall reimburse Employee following the submission by Employee to the Company of appropriate invoices for COBRA coverage for both Employee and all her eligible dependents for a period of six (6) months beginning July 1, 2022, or until Employee has secured health insurance coverage through another source, whichever occurs first, provided Employee timely elects and pays for such continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA.
d)
Acknowledgement. Employee acknowledges that without this Agreement, Employee is otherwise not entitled to the consideration listed in this Section 1.

2.
Stock. Notwithstanding the terms of the Stock Agreements, the Parties agree that all further vesting of equity awards under the Stock Agreements, other than the Restricted Stock Units covered under the Aug 2021 RSU Agreement, shall immediately terminate on the Separation Date. The Restricted Stock Units under the Aug 2021 RSU Agreement shall continue to vest without any interruption for so long as the SAB Agreement remains in effect (and subject to the other terms and conditions therein). The Parties acknowledge and agree that the Company has the unilateral right under the SAB Agreement to terminate the SAB Agreement in its discretion only after 52 weeks, unless for material breach or failure to perform services before then as set forth therein. Employee understands that the compensation resulting from the vesting and settlement of Restricted Stock Units under the Aug 2021 RSU Agreement will be considered wages, subject to required Company withholding. Employee acknowledges that as of the Separation Date, no portion of any equity awards under any of the Stock Agreements have vested.

3.
Benefits. Employee’s health insurance benefits shall cease on the Separation Date, subject to Employee’s right to continue health insurance under COBRA pursuant to Section 1(c) above. Employee’s participation in all other benefits and incidents of employment, including, but not limited to, further vesting in equity awards, and the further accrual of bonuses, vacation, and paid time off, will cease on the Separation Date; provided, however, that this Agreement does not cause Employee to relinquish any contributions Employee may have made to the Company’s 401(k) plan as of the Separation Date.

4.
Payment of Salary and Receipt of Benefits. Employee acknowledges and represents that, other than the consideration set forth in this Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting of equity awards, and any and all other benefits and compensation due to Employee, and that Employee is not due any severance related to bonus under the CIC Agreement.

5.
Releases of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company and its current and former: officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, professional employer organization or co-employer, insurers, trustees, divisions, subsidiaries, predecessor and successor corporations, and assigns (collectively, the “Releasees”). Employee, on Employee’s own behalf and on behalf of Employee’s respective heirs, family members, executors, agents, and assigns, forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the date Employee signs this Agreement, including, without limitations:

a)
any and all claims relating to or arising from Employee’s employment relationship with the Company or the termination of that relationship;
b)
any and all claims relating to or arising from Employee’s right to purchase or actual purchase of shares of stock of the Company, or right to further vest in any stock options or restricted stock units of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;
c)
any and all claims for wrongful discharge of employment, termination in violation of public policy, discrimination, harassment, retaliation, breach of contract (both express and implied), breach of covenant of good faith and fair dealing (both express and implied), promissory estoppel, negligent or intentional infliction of emotional distress, fraud, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, unfair business practices, defamation, libel, slander, negligence, personal injury, assault, battery, invasion of privacy, false imprisonment, conversion, and disability benefits;
d)
any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Equal Pay Act, the Fair Labor Standards Act, the Fair Credit Reporting Act, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Immigration Reform and Control Act, the National Labor Relations Act, the California Family Rights Act, the California Labor Code, the California Workers’ Compensation Act, and the California Fair Employment and Housing Act;
e)
any and all claims for violation of the federal or any state constitution;
f)
any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;
g)
any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and
h)
any and all claims for attorneys’ fees and costs.

However, if a Releasee (other than the Company itself) initiates a lawsuit against Employee alleging claims that accrued prior to the Effective Date of this Agreement, then Employee’s release and waiver herein as to that Releasee only would become immediately void and of no effect for the purposes of Employee’s ability to defend herself against such suit or to assert counterclaims against such Releasee.

Further, none of the waivers and releases anywhere in this Agreement shall waive, release and/or limit in any way Employee’s (pre-existing only) rights to indemnification, duty to defend and to be held harmless by the Company and/or the Releasees from any source (e.g., common or statutory law, contract (e.g., the Indemnification Agreement), or other written commitment or insurance policy).

The Company hereby and forever releases Employee, from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that the Company may possess against Employee arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement.

The Parties agree that the releases set forth in this Section shall be and remain in effect in all respects as complete general releases as to the matters released. These releases do not extend to any obligations incurred under this Agreement. These releases do not release claims that cannot be released as a matter of law. Any and all disputed wage claims that are released herein shall be subject to binding arbitration in accordance with this Agreement, except as required by applicable law. These releases do not extend to any right Employee may have to unemployment compensation benefits.

6.
Acknowledgment of Waiver of Claims under ADEA. Employee acknowledges that Employee is waiving and releasing any rights Employee may have under the Age Discrimination in Employment Act of 1967 ("ADEA"), and that this waiver and release is knowing and voluntary. Employee agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date Employee signs this Agreement. Employee acknowledges that a material part of the consideration provided to Employee in this Agreement is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that Employee has been advised by this writing that: (a) Employee should consult with an attorney prior to executing this Agreement; (b) Employee has twenty-one (21) days within which to consider this Agreement; (c) Employee has seven (7) days following Employee’s execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Employee signs this Agreement and returns it to the Company in less than the 21-day period identified above, Employee hereby acknowledges that Employee has knowingly and voluntarily chosen to waive the time period allotted for considering this Agreement. Employee acknowledges and understands that revocation must be accomplished by a written notification to the person executing this Agreement on the Company’s behalf that is received prior to the Effective Date. The Parties agree that changes, whether material or immaterial, do not restart the running of the 21-day period.

7.
California Civil Code Section 1542. Each Party acknowledges that she/it has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

Each Party, being aware of said code section, agrees to expressly waive any rights that Party may have thereunder, as well as under any other statute or common law principles of similar effect.

8.
No Pending or Future Lawsuits. Each Party represents that it has no current lawsuits, claims, or actions pending in that Party’s name, or on behalf of any other person or entity, against the other Party any of the other or as to Employee, against any of the other Releasees. Each Party also represents that she/it does not currently intend to bring any claims on her/its own behalf or on behalf of any other person or entity against the other Party or as to Employee, against any of the other Releasees.

9.
Future Re-Employment. Employee understands and agrees that, as a condition of this Agreement, Employee shall not apply for any future re-employment with the Company without the Company’s prior written consent, and Employee hereby waives any right, or alleged right, of re-employment with the Company.

10.
Trade Secrets and Confidential Information/Company Property. Employee acknowledges that, separate from this Agreement, Employee remains under continuing obligations to the Company under the Confidentiality Agreement, including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information. Employee’s signature below constitutes her representation following her diligent search that Employee has returned all documents and other items provided to Employee by the Company (with the exception of a copy of the Employee Handbook and personnel documents specifically relating to Employee), developed or obtained by Employee in connection with Employee’s employment with the Company, or otherwise belonging to the Company. However, should Employee later identify any Company property in her inadvertent possession, she will return such property within three (3) business days thereafter. It is agreed that any such compliance would not constitute a violation of this Agreement.

11.
No Cooperation. Subject to the Protected Activity Not Prohibited Section below, Employee agrees that Employee will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or upon written request from an administrative agency or the legislature or as related directly to the ADEA waiver in this Agreement. Employee agrees both to notify promptly the Company’s signatory below (or covering person) upon receipt of any such subpoena or court order or written request from an administrative agency or the legislature, and to furnish to the Company, within three (3) business days of its receipt, a copy of such subpoena or other court order or written request from an administrative agency or the legislature. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Employee shall state no more than that Employee cannot provide such counsel or assistance.

12.
Protected Activity Not Prohibited. Employee understands that nothing in this Agreement shall in any way limit or prohibit Employee from engaging in any Protected Activity. Protected Activity includes: (i) filing and/or pursuing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by any federal, state or local government, agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”); and/or (ii) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful. Employee understands that in connection with such Protected Activity, Employee is permitted to disclose documents or other information as permitted by law, without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, Employee agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any Company trade secrets, proprietary information, or confidential information that does not involve unlawful acts in the workplace or the activity otherwise protected herein. Employee further understands that Protected Activity does not include the disclosure of any Company attorney-client privileged communications or attorney work product. Any language in the Confidentiality Agreement regarding Employee’s right to engage in Protected Activity that conflicts with, or is contrary to, this Section is superseded by this Agreement. In addition, pursuant to the Defend Trade Secrets Act of 2016, Employee is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

13.
Non-Disparagement. Subject to the Protected Activity Not Prohibited Section or as otherwise required by law, Employee agrees to refrain from any significant disparagement, defamation, libel, or slander of the Releasees, and agrees to refrain from any significant tortious interference with the Releasees’ contracts and relationships. Employee shall direct any inquiries by potential future employers to the Company’s Chief of Human Resource Operations. Except as required by law, the Company agrees to refrain from any significant disparagement, defamation, libel, or slander of Employee, and agrees to refrain from any significant tortious interference with Employee’s contracts and relationships. The Company’s obligations in this Section shall be limited to the Company’s C-suite level executive officers and the Company’s authorized spokespersons to the outside world as of the Effective Date of this Agreement, and only for so long as they hold those positions within the Company, provided, however, that the Company shall also notify those employees who, as of the Effective Date of this Agreement, regularly attend the Company’s weekly call with the CEO of the obligations in this Section and shall direct them to also fully comply with the Company’s obligations in this Section. For the avoidance of doubt, the Parties agree that internal communications within the Company related to Employee’s employment with the Company for purposes reasonably related to the Company’s management of its operations and business affairs are not prohibited by this Section.

14.
Breach. In addition to the rights provided in the “Attorneys’ Fees” Section below, Employee acknowledges and agrees that any breach of this Agreement (including Exhibit A) by the Employee, unless such breach constitutes a legal action by Employee challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, or of any provision of the Confidentiality Agreement, shall entitle the Company to recover and/or cease providing the consideration provided to the Employee under this Agreement and to obtain damages, except as otherwise provided by law.

15.
No Admission of Liability. Each Party understands and acknowledges that this Agreement constitutes a compromise and settlement of all claims released herein. No action taken by either Party hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by either Party of any fault or liability whatsoever to the other Party or to any third party.

16.
Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

17.
ARBITRATION. EXCEPT AS PROHIBITED BY LAW, THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, EMPLOYEE’S EMPLOYMENT WITH THE COMPANY OR THE TERMS THEREOF, OR ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION UNDER THE FEDERAL ARBITRATION ACT (THE “FAA”) AND THAT THE FAA SHALL GOVERN AND APPLY TO THIS ARBITRATION AGREEMENT WITH FULL FORCE AND EFFECT; HOWEVER, WITHOUT LIMITING ANY PROVISIONS OF THE FAA, A MOTION OR PETITION OR ACTION TO COMPEL ARBITRATION MAY ALSO BE BROUGHT IN STATE COURT UNDER THE PROCEDURAL PROVISIONS OF SUCH STATE’S LAWS RELATING TO MOTIONS OR PETITIONS OR ACTIONS TO COMPEL ARBITRATION. EMPLOYEE AGREES THAT, TO THE FULLEST EXTENT PERMITTED BY LAW, EMPLOYEE MAY BRING ANY SUCH ARBITRATION PROCEEDING ONLY IN EMPLOYEE’S INDIVIDUAL CAPACITY. ANY ARBITRATION WILL OCCUR IN SANTA CLARA COUNTY, CALIFORNIA BEFORE JAMS, PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”), EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION. THE ARBITRATION SHALL BE BEFORE A SINGLE ARBITRATOR WHO SHALL BE A FORMER FEDERAL OR STATE COURT JUDGE. THE PARTIES AGREE THAT THE ARBITRATOR SHALL HAVE THE POWER TO DECIDE ANY MOTIONS BROUGHT BY ANY PARTY TO THE ARBITRATION, INCLUDING MOTIONS FOR SUMMARY JUDGMENT AND/OR ADJUDICATION, AND MOTIONS TO DISMISS AND DEMURRERS, APPLYING THE STANDARDS SET FORTH UNDER THE CALIFORNIA CODE OF CIVIL PROCEDURE. THE PARTIES AGREE that the arbitrator shall issue a written decision on the merits. THE PARTIES ALSO AGREE THAT THE ARBITRATOR SHALL HAVE THE POWER TO AWARD ANY REMEDIES AVAILABLE UNDER APPLICABLE LAW, AND THAT THE ARBITRATOR MAY AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, WHERE PERMITTED BY APPLICABLE LAW. THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. THE PARTIES TO THE ARBITRATION SHALL EACH PAY AN EQUAL SHARE OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE. SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS SECTION CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, INCLUDING, BUT NOT LIMITED TO THE ARBITRATION SECTION OF THE CONFIDENTIALITY AGREEMENT, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT IN THIS SECTION SHALL GOVERN.

18.
Tax Consequences. Except as set forth in this Agreement, the Company makes no other representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Employee or made on Employee’s behalf under the terms of this Agreement. Employee agrees and understands that Employee is responsible for payment, if any, of local, state, and/or federal taxes owed by her on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Employee further agrees to indemnify and hold the Releasees harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Employee’s actual failure to pay or delayed payment of federal or state taxes due exclusively from her, or (b) damages sustained by the Company by reason of any such claims including attorneys’ fees and costs. The Parties agree and acknowledge that the payments made pursuant to Section 1 of this Agreement are not related to sexual harassment or sexual abuse and not intended to fall within the scope of 26 U.S.C. Section 162(q).

19.
Section 409A. It is intended that this Agreement comply with, or be exempt from, Code Section 409A and the final regulations and official guidance thereunder (“Section 409A”) and any ambiguities herein will be interpreted to so comply and/or be exempt from Section 409A. Each payment and benefit to be paid or provided under this Agreement is intended to constitute a series of separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

. The Company and Employee will work together in good faith to consider either (i) amendments to this Agreement; or (ii) revisions to this Agreement with respect to the payment of any awards, which are necessary or appropriate to avoid imposition of any additional tax or income recognition prior to the actual payment to Employee under Section 409A. In no event will the Releasees reimburse Employee for any taxes that may be imposed on Employee as a result of Section 409A.

20.
Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that Employee has the capacity to act on Employee’s own behalf and on behalf of all who might claim through Employee to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

21.
Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

22.
Attorneys’ Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action from the other Party.

23.
Entire Agreement. This Agreement (including Exhibit A hereto) represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Employee’s relationship with the Company, with the exception of the Confidentiality Agreement, Indemnification Agreement and the Stock Agreements, as modified or superseded herein.

24.
No Oral Modification. This Agreement may only be amended in a writing signed by Employee and the Company’s Chief Executive Officer or written designee for such.

25.
Governing Law. This Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions, except that any dispute regarding the enforceability of the arbitration section of this Agreement shall be governed by the FAA. Each Party consents to exclusive personal jurisdiction and venue in the state and federal courts located in Santa Clara County, California.

26.
Effective Date. Employee understands that this Agreement shall be null and void if not executed by Employee within twenty-one (21) days. This Agreement will become effective on the eighth (8th) day after Employee signs and returns this Agreement, so long as Employee has not revoked the Agreement before that date (the “Effective Date”). For the avoidance of doubt, Employee’s timely revocation of this Agreement will automatically nullify the SAB Agreement attached as Exhibit A hereto.

27.
Counterparts. This Agreement may be executed separately in counterparts and, upon exchange, each counterpart set shall then be deemed an original and all of which counterparts taken together shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned. The counterparts of this Agreement may be executed and delivered by facsimile, photo, email PDF, other electronic transmission or signature, or by physical delivery.

28.
Voluntary Execution of Agreement. Employee understands and agrees that Employee executed this Agreement voluntarily and without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all present claims between the Parties and the Releasees. Each Party acknowledges that:

(a)
she/ its signatory has read this Agreement;
(b)
she/it has a right to consult with an attorney regarding this Agreement, and has been represented in the preparation, negotiation, and execution of this Agreement by an attorney of her/ its own choice or has elected not to retain an attorney;
(c)
she/it understands the terms and consequences of this Agreement and of the releases and waivers it contains;
(d)
she/it is fully aware of the legal and binding effect of this Agreement; and
(e)
she/it has not relied upon any representations or statements made by the other Parties that are not specifically set forth in this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

CELINA MIKOLAJCZAK, an individual
Dated: June 6, 2022,	/s/Celina Mikolajczak
Celina Mikolajczak

QUANTUMSCAPE BATTERY INC.
Dated: June 6, 2022,	By /s/Michael McCarthy
Michael McCarthy
Chief Legal Officer and Head of Corporate
Development
QUANTUMSCAPE CORPORATON
Dated: June 6, 2022,	By /s/Michael McCarthy
Michael McCarthy
Chief Legal Officer and Head of Corporate
Development

EXHIBIT A

SCIENTIFIC ADVISORY BOARD AGREEMENT

[See Exhibit 10.3 to the Current Report on Form 10-Q filed on July 29, 2022]